Exhibit 99.1

                                 [LOGO] Quaker

For Release:                        NEWS              Contact:
   Immediate                                             Michael F. Barry
                                                         Vice President and
                                                         Chief Financial Officer
                                                         610/832-8500

--------------------------------------------------------------------------------

        Quaker Chemical Announces Record Sales and Annual Earnings Growth

CONSHOHOCKEN, Pa., February 17, 2004 /PRNewswire-FirstCall/ -- Quaker Chemical Corporation (NYSE: KWR) today announced record annual and fourth quarter sales and improved annual earnings for 2003.

Net sales for 2003 were $340.2 million, up 24% from the prior year, and for the fourth quarter were $93.7 million, up 30% from the fourth quarter of 2002. For the full year 2003, net income was up 4% with earnings per diluted share at $1.52 compared to $1.51 per diluted share in 2002. Earnings for the fourth quarter of 2003 were $0.41 per diluted share compared to $0.46 per diluted share in the fourth quarter of 2002. The 2003 full year and fourth quarter earnings were consistent with previous Company guidance.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, "2003 was a mixed year with a great top line, but earnings that never came up to our initial expectations. Our sales growth considerably outstripped earnings growth because a significant part of our sales growth was in acquisitions and new chemical management services (CMS) revenues that have different margin characteristics. We were negatively impacted by softness in a number of our core steel markets. In addition, we estimate raw material price increases raised our costs by approximately $2.5 million as our key raw material market prices are at four-year highs. Higher pension and insurance costs also hurt the bottom line. Despite these negatives, we managed a 4% increase in net income and stayed committed to important strategic actions. We completed three tight-fit acquisitions and advanced customer penetration through major new CMS contracts, all of which we expect to contribute to future growth. Our balance sheet remains strong, and we extended our dividend record to 31 consecutive years of increases."


Fourth Quarter Summary
----------------------

Net income for the fourth quarter was $4.1 million versus $4.4 million for the fourth quarter of 2002, or $0.41 per diluted share versus $0.46 per diluted share in the prior year period.

Net sales for the fourth quarter were a record $93.7 million, up 30% from $71.9 million for the fourth quarter of 2002. Foreign exchange rate translation and the Company's 2003 acquisitions favorably impacted net sales by $7.1 million and $4.5 million, respectively. Fourth quarter sales also included approximately $10.0 million from the Company's recently awarded CMS contracts, which were effective May 1, 2003. The remaining part of the net sales increase is primarily due to growth in the Asia/Pacific and South America regions offset by a decline in business in the U.S. and Europe.

Gross margin as a percentage of sales declined from 40.2% for the fourth quarter of 2002 to 35.5% for the fourth quarter of 2003. As previously disclosed, the Company's new CMS contracts have caused different relationships between margins and revenue than in the past. At the majority of current CMS sites, the Company effectively acts as an agent and records revenue and costs from these sales on a net sales or "pass-through" basis. The new CMS contracts have a different structure, which results in the Company recognizing in reported revenue the gross revenue received from the CMS site customer and in cost of goods sold, the third party product purchases, which substantially offset each other. The negative impact to gross margin for the fourth quarter related to the new CMS contracts is approximately 4 percentage points. The remaining decline in gross margin as a percentage of sales is primarily due to increased raw material costs.

Selling, general and administrative expenses for the quarter increased $5.2 million compared to the fourth quarter of 2002. Approximately half of the increase is due to foreign exchange rate translation and the Company's 2003 acquisitions. Increases in other expenses, including pension, insurance and the Company's continued rollout of its global ERP system, contributed to the remainder of the increase. Included in the fourth quarter results is a $0.1 million net restructuring charge for the fourth quarter. 2003 severance program costs of approximately $0.3 million were partially offset by the release of $0.2 million of unused restructuring accruals related to the Company's 2001 restructuring program.

The 2003 effective tax rate was reduced to 31% from 32% in 2002 primarily due to the Company's favorable settlement of several outstanding tax audits and appeal issues.

The increase in equity income for the fourth quarter of 2003 primarily reflects a priority distribution received from the Company's real estate joint venture as well as improved performance from this joint venture.


Full Year Summary
-----------------

Net income for 2003 increased to $14.8 million from $14.3 million in 2002. Earnings per diluted share increased to $1.52 from $1.51 in 2002.

Net sales for 2003 increased to $340.2 million, up 24% from $274.5 million for 2002. Foreign exchange rate translation and timing of the Company's 2002 and 2003 acquisitions favorably impacted net sales by $18.2 million and $14.0 million, respectively. Net sales for 2003 also included approximately $27.0 million from the Company's new CMS contracts. The remaining part of the net sales increase of approximately 2% is primarily due to double-digit growth in the Asia/Pacific and South America regions offset by a decline in business in the U.S. and Europe.

Gross margin as a percentage of sales declined from 40.6% for 2002 to 35.7% for 2003. The Company's new CMS contracts negatively impacted gross margin for 2003 by approximately 3 percentage points with the remaining decline primarily due to increased raw material costs and product mix.

Selling, general and administrative expenses for 2003 increased $9.6 million from 2002. Approximately three quarters of the increase is due to foreign exchange rate translation and the Company's acquisitions. Increases in other expenses, including pension, insurance, and the Company's continued rollout of its global ERP system, accounted for the remainder of the increase, offset in part by lower incentive compensation.


Balance Sheet and Cash Flow Items
---------------------------------

The Company's debt-to-total capital ratio remains strong at 34% at the end of 2003 versus 25% at the end of 2002. The increase in debt by $30 million in 2003 is primarily due to the three acquisitions and the new CMS contracts in 2003. The Company's cash position also increased by $8.1 million.

As previously disclosed, the Company received $4.6 million of priority cash distributions from its real estate joint venture during 2003. In addition, the higher accounts receivable and inventory at the end of 2003 is primarily due to the Company's new CMS contracts and foreign exchange rate changes.

In 2003, capital expenditures were $12.6 million, primarily related to the Company's global ERP implementation and the Company's U.S. laboratory renovation. Payments related to acquisitions were $16.0 million in 2003 versus $21.3 million in 2002.


2004 Outlook
------------

Mr. Naples stated, "We believe 2004 will be a year of solid revenue growth, and we will again have to manage through higher costs, especially raw materials. As we exited 2003, we experienced a four-year high in the pricing of our key raw material markets: crude oil-based, animal fats, and vegetable oils. We think these markets will get better, but there is obviously uncertainty out there, particularly with respect to crude. In addition, we again expect to see higher expenses related to administrative areas such as pension, insurance and Sarbanes-Oxley compliance, as well as our strategic ERP implementation and the restoration of performance-based incentive compensation. On the positive side, we expect to see solid revenue growth in all business segments and regions due to our initiatives as well as improved economic conditions. Balancing these divergent factors, our plans call for a slight improvement in earnings in 2004. For the first quarter, we expect that earnings will be around the first quarter of 2003."

Mr. Naples continued, "More than ever, we are convinced that we are on the right strategic track with our key imperatives of selling value rather than simply fluids, operating as a globally-integrated whole, and harnessing our global knowledge. We're confident that dedication to these imperatives will result in long-term financial performance more in line with our goals. They have kept us in a strong market position during the recent difficult operating environment, focusing us on bringing unique value to our customers, as well as increasing our differentiation from competitors through our global organization. We believe the five tight-fit acquisitions completed over the past two years and the new CMS contracts will be more significant contributors to our revenue and earnings. It is our expectation that our strong balance sheet and good cash flow generation will enable us to continue to grow the Company through acquisitions as well as maintain our record of annual dividend increases."


This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production curtailments. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.


As previously announced, Quaker Chemical's investor conference call to discuss fourth quarter and full year results is scheduled for February 18, 2004 at 2:30 p.m. (ET). Access the conference by calling 800-922-0755 or visit Quaker's Web site at www.quakerchem.com for a live webcast.



              * * * * * * * * * * * * * * * * * * * * * * * * *

                         Quaker Chemical Corporation
                         ---------------------------
                Condensed Consolidated Statement of Income
                ------------------------------------------

                            (Dollars in thousands, except per share data)
                            ---------------------------------------------

                                (Unaudited)
                             Three Months ended        Twelve Months ended
                                December 31,               December 31,
                         -----------------------    -----------------------
                            2003          2002        2003           2002
                         ---------     ---------    ---------     ---------

    Net sales              $93,689       $71,869     $340,192      $274,521

    Cost of goods sold      60,413        43,010      218,818       162,944
                         ---------     ---------    ---------     ---------
    Gross margin            33,276        28,859      121,374       111,577
        %                    35.5%         40.2%        35.7%         40.6%

    Selling, general
     and administrative     26,835        21,604       97,202        87,604

    Restructuring, net          57             -           57             -
                         ---------     ---------    ---------     ---------
    Operating income         6,384         7,255       24,115        23,973
        %                     6.8%         10.1%         7.1%          8.7%

    Other income
     (expense), net            (66)          (59)         764         1,135
    Interest expense, net     (147)          (43)        (761)         (790)
                         ---------     ---------    ---------     ---------
    Income before taxes      6,171         7,153       24,118        24,318

    Taxes on income          2,104         2,289        7,488         7,782
                         ---------     ---------    ---------     ---------
                             4,067         4,864       16,630        16,536

    Equity in net income
     of associated companies   774           (19)       1,244           295
    Minority interest in net
     income of subsidiaries   (726)         (431)      (3,041)       (2,534)
                         ---------     ---------    ---------     ---------
    Net income              $4,115        $4,414      $14,833       $14,297
                         =========     =========    =========     =========
        %                     4.4%          6.1%         4.4%          5.2%

    Per share data:
    ---------------
        Net income - basic   $0.43         $0.48        $1.58         $1.56
        Net income - diluted $0.41         $0.46        $1.52         $1.51

    Shares Outstanding:
    -------------------
        Basic            9,516,698     9,238,138    9,381,267     9,171,720
        Diluted          9,954,500     9,503,266    9,761,261     9,473,917


                         Quaker Chemical Corporation
                         ---------------------------
                          Consolidated Balance Sheet
                          --------------------------

                                                     (Dollars in thousands,
                                                     ----------------------
                                                        except par value)
                                                        -----------------

                                                          December 31,
                                                    -----------------------
                                                      2003           2002
                                                    --------       --------
    Assets
    Current Assets
      Cash and cash equivalents                      $21,915        $13,857
      Accounts receivable, net                        78,121         53,353
      Inventories, net                                32,211         23,636
      Deferred income taxes                            4,550          5,874
      Prepaid expenses and other current assets        6,727          6,953
                                                    --------       --------
        Total current assets                         143,524        103,673
    Property, plant, and equipment, net               62,391         48,512
    Goodwill                                          33,301         21,927
    Other intangible assets, net                       9,616          5,852
    Investments in associated companies                6,005          9,060
    Deferred income taxes                             12,846         10,609
    Other assets                                      19,664         14,225
                                                    --------       --------
        Total assets                                $287,347       $213,858
                                                    ========       ========

    Liabilities and Shareholders' Equity
    Current liabilities
      Short-term borrowings and
       current portion of long-term debt             $42,992        $12,205
      Accounts payable                                39,240         27,461
      Dividends payable                                2,019          1,962
      Accrued compensation                             6,816         10,254
      Other current liabilities                       14,738         14,262
                                                    --------       --------
        Total current liabilities                    105,805         66,144
    Long-term debt                                    15,827         16,590
    Deferred income taxes                              2,688          1,518
    Accrued pension and postretirement benefits       34,165         28,723
    Other non-current liabilities                      6,802          5,166
                                                    --------       --------
        Total liabilities                            165,287        118,141
                                                    --------       --------

    Minority interest in equity of subsidiaries        9,708          7,662
                                                    --------       --------

    Shareholders' equity
      Common stock, $1 par value; authorized
       30,000,000 shares; issued (including
       treasury shares) 9,664,009 shares               9,664          9,664
      Capital in excess of par value                   2,181            626
      Retained earnings                              117,308        110,448
      Unearned compensation                             (621)        (1,245)
      Accumulated other comprehensive loss           (15,406)       (27,078)
                                                    --------       --------
                                                     113,126         92,415
      Treasury stock, shares held at cost;
       2003 - 54,178, 2002 - 324,109                    (774)        (4,360)
                                                    --------       --------
        Total shareholders' equity                   112,352         88,055
                                                    --------       --------
          Total liabilities and
           shareholders' equity                     $287,347       $213,858
                                                    ========       ========


                         Quaker Chemical Corporation
                         ---------------------------
                     Consolidated Statement of Cash Flows
                     ------------------------------------
                   For the twelve months ended December 31,
                   ----------------------------------------

                                                     (Dollars in thousands)
                                                     ----------------------

                                                      2003            2002
                                                    --------       --------
    Cash Flows from operating activities
      Net income                                     $14,833        $14,297
      Adjustments to reconcile net income
       to net cash provided by operating activities:
        Depreciation                                   6,677          5,432
        Amortization                                     960            805
        Equity in net income of associated companies    (844)          (295)
        Minority interest in earnings of subsidiaries  3,041          2,534
        Deferred income taxes                          1,389            328
        Deferred compensation and other, net            (418)           107
        Pension and other postretirement benefits        428          1,452
      Increase (decrease) in cash from changes
       in current assets and current liabilities,
       net of acquisitions and divestitures:
        Accounts receivable, net                     (14,604)          (657)
        Inventories                                   (4,692)        (3,101)
        Prepaid expenses and other current assets       (648)          (194)
        Accounts payable and accrued liabilities         478          7,107
        Change in restructuring liabilities           (1,026)        (2,156)
        Estimated taxes on income                      2,803         (1,261)
                                                    --------       --------
          Net cash provided by operating activities    8,377         24,398
                                                    --------       --------

    Cash flows from investing activities
      Capital expenditures                           (12,608)       (10,837)
      Dividends and distributions
       from associated companies                       4,080            515
      Payments related to acquisitions               (15,983)       (21,285)
      Proceeds from disposition of assets                232          1,682
      Other, net                                         (87)          (326)
                                                    --------       --------
          Net cash used in investing activities      (24,366)       (30,251)
                                                    --------       --------

    Cash flows from financing activities
      Dividends paid                                  (7,916)        (7,714)
      Net increase in short-term borrowings           30,581          9,026
      Repayment of long-term debt                     (2,570)        (2,853)
      Treasury stock issued                            4,328          2,951
      Distributions to minority shareholders          (2,391)        (2,673)
                                                    --------       --------
          Net cash provided by
           (used in) financing activities             22,032         (1,263)
                                                    --------       --------

      Effect of exchange rate changes on cash          2,015            424
        Net increase (decrease) in
         cash and cash equivalents                     8,058         (6,692)
        Cash and cash equivalents
         at beginning of year                         13,857         20,549
                                                    --------       --------
        Cash and cash equivalents
         at the end of year                          $21,915        $13,857
                                                    ========       ========